Exhibit 99.2

CLP Valuation Webinar Script

March 17, 2015, @ 3:00 p.m. EDT

Moderator

Welcome to the CNL Lifestyle Properties valuation conference call. On the call today will be Steve Mauldin, president and chief executive officer, Tammy Tipton, chief financial officer and treasurer, and John Starr, chief portfolio officer. Statements made during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential and future financial performance. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The company undertakes no obligation to update or revise the information provided on this call as a result of new information or future results or developments.

As with any investment, investing in CNL Lifestyle Properties is subject to risks and uncertainties that you should carefully consider. The valuation information that we will be discussing today is a point-in-time estimate based on numerous inputs and data which vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

Additional information is available in filings with the SEC, which also may be accessed through the company’s website at CNLLifestyleREIT.com. Each listener is encouraged to review those filings together with all other information provided therein.

I will now turn the call over to Steve Mauldin, president and CEO of CNL Lifestyle Properties.

Summary (Slide 6- Steve)

Good afternoon and thank you for joining us today as we review and discuss our most recent estimated per share net asset valuation, and update you on other company activities.

CNL Lifestyle Properties is a real estate investment trust with a unique and geographically diversified portfolio of leisure-related assets that in many ways reflect the American lifestyle. As of Dec. 31, 2015, we had approximately $1.2 billion in total assets comprised of 49 real estate assets that are found located in 19 states and two Canadian Provinces. While it is much smaller as compared to years’ past, our portfolio still remains diversified both by geography and asset class, which helps balance seasonality and volatility. We had a great deal of activity in 2015, particularly in terms of asset dispositions. As we have reported on numerous occasions, in March of 2014, we engaged Jefferies LLC, a leading investment banking and advisory firm, to assist management and our board of directors and our board’s special committee, in the analysis and execution of strategic alternatives in an effort to provide liquidity to shareholders. Through this process, in 2015 we succeeded in liquidating more than $1.3 billion of assets through nine separate transactions, and returned more than $488 million to shareholders. Due to the fact that we are still in discussions and negotiations with various parties concerning the remaining components of our portfolio, a Q&A session will not follow today’s webinar, as we do not want to inadvertently impede this process and our ongoing, real-time, negotiations.

NAV Overview (Slide 7 – Steve)

The main purpose of today’s call is to provide an update on our most recent valuation, as well as other important board of director actions that were taken and announced over the past several months. On March 10, 2016, our board of directors determined that the estimated net asset value (or “NAV”) per share of our common stock was $3.05 as of Dec. 31, 2015. This marks the fourth annual valuation of our assets and liabilities. This valuation is lower than the estimated 2014 NAV per share of $5.20, mainly due to the special cash distribution of $1.30 per share to shareholders last December, and the dispositions and market value indications received during the second half of this past year.

Since Prior Estimated NAV (Slide 8 – Steve)

Since our last NAV we have been very active to further position the REIT for ultimate and full liquidity. As you can see, Slide 8 provides highlights of the main properties or portfolios we successfully sold in 2015.

In April 2015, we sold our 81.98 percent interest in the Dallas Market Center to an affiliate of our joint venture partner, Crow Holdings. The sale price of our interest was $140 million, which represented approximately a 36 percent premium over our investment basis.

In May 2015, we sold 37 of our senior housing properties, and in September 2015, we completed the sale of our last remaining senior housing property to Senior Housing Properties Trust. The sales price of the portfolio was $790 million, resulting in net cash proceeds of approximately $489 million after repayment of debt.

Throughout the year, we sold four attractions properties, which included Elitch Gardens Theme and Water Park in downtown Denver, Colorado; our two Great Wolf Lodge properties; and our CoCo Key Resort. The aggregate sale price for the four attractions properties was approximately $217 million.

In May 2015, we entered into a purchase and sale agreement with an unaffiliated third-party for the sale of our entire marinas portfolio. We completed the sale of 12 of the 17 marinas for an aggregate of $62 million; and the last 5 marinas assets are projected to be sold to the same party on or around mid-year this year.

Lastly, in December we sold the Omni Mount Washington Resort and Bretton Woods ski area in northern New Hampshire, to Omni Hotels & Resorts, for approximately $91 million.

While we covered a tremendous amount of ground in 2015 to monetize the portfolio, we continue to work very actively and closely with Jefferies, our board, and our board’s Special Committee and its advisors to further identify, evaluate and execute additional transactions, all of which are designed to provide liquidity to our shareholders as swiftly, yet thoughtfully as possible. For two years now, we have been formally and fully committed to this process and we remain steadfast in our resolve to achieve the best possible outcome for our shareholders given current market conditions.

Now I would like to turn the call over to John Starr, our chief portfolio officer, to discuss the net asset valuation and methodology in greater detail.

Estimated Net Asset Value (Slide 9 – John)

We estimated our net asset value per share based on certain methodologies recommended by the Investment Program Association, or IPA, which became effective May 1, 2013. To comply with industry guidelines for our estimated NAV, our board of directors engaged CBRE Capital Advisors, Inc. (or

CBRE Cap), to assist in determining the estimated net asset value for CNL Lifestyle Properties. CBRE Cap is an investment banking firm that specializes in providing real estate-related financial services and is a subsidiary of CBRE Group, Inc., a Fortune 500 and S&P 500 company, and one of the world’s largest commercial real estate services firms, in terms of 2015 revenue.

Our board of directors authorized the valuation committee, which is comprised solely of independent directors, to review CBRE Cap’s valuation analyses and range of estimated NAVs per share. CBRE Cap commissioned MAI-certified appraisals for each property from the CBRE Valuation and Advisory Services Group. The estimated value for real estate assets was determined utilizing a discounted cash flow approach and was tested for reasonableness using the direct capitalization method. On March 10, 2016, the board of directors determined $3.05 as the estimated 2015 NAV by taking into account CBRE Cap’s valuation report and information provided by a variety of sources, including our advisor and Jefferies.

Compared to other commercial property types, the valuation of our portfolio is more complex as there are limited comparable transactions where similar properties are bought and sold. It is also important to note that the board of directors made the decision that a deduction for estimated transaction fees, closing costs and contingencies related to the strategic alternatives process was appropriate in determining the estimated 2015 Net Asset Value.

Methodology (Slide 10 – John)

To estimate the value of our real estate assets, which is by far the most significant component of the overall net asset value, our portfolio was split between wholly-owned and partially-owned properties. The appraisals of our wholly-owned properties utilized an unlevered 10-year discounted cash flow analysis on a property-by-property basis. For properties with third-party leases, the valuation represents the leased-fee value, with certain exceptions, based on rents we expect to receive. The terminal values in the discounted cash flow analyses were estimated by dividing the forward year’s net operating income by the terminal capitalization rates in the appraisals. Terminal cap rates vary by location, asset age, quality and supply and demand dynamics for each market. A valuation range was calculated by varying the discount rates and terminal cap rates. Certain capital expenditures, where applicable, were also deducted from property values.

For our partially-owned joint venture assets, CBRE Cap assumed a sale on Dec. 31, 2015 and derived the net proceeds after debt repayment based on the specific joint venture promote structures within each partnership agreement to properly reflect the Company’s economic interest in each asset. The sale values were based on market value indications.

Key Factors Impacting Change in NAV (Slide 11 – John)

The most significant factors contributing to the decrease of our estimated 2015 NAV from our estimated 2014 NAV was the special cash distribution paid to shareholders on Dec. 4, 2015, and the dispositions and market value indications received during our strategic alternatives process with Jefferies during the past year.

On Dec. 4, 2015, our board of directors declared a special cash distribution in the amount of $1.30 per share, or approximately $423 million, payable to shareholders. The special cash distribution was the direct result of proceeds generated from asset sales in 2015, and was the largest factor affecting the 2015 NAV.

The 2015 NAV was also influenced by market value indications. Since March 2014, we have worked with Jefferies LLC, our financial advisor, to evaluate and execute strategic opportunities to provide liquidity to our shareholders. Throughout the strategic alternatives process, in 2015 we continued to receive real-time, market-based pricing data that was provided to CBRE and considered by our board when determining the 2015 NAV, along with the inclusion of estimated transaction fees, closing costs and contingencies.

Overall, our portfolio generally exceeded prior year performance; however, the performance of our portfolio as a whole in 2015 did not meet budget expectations. As we have communicated previously, our ski and mountain lifestyle properties experienced mixed results during the 2014-2015 ski season, depending on the region. Most of our Eastern resorts recorded record revenues for the ski season ending April 2015 as a result of heavy snowfall, long periods of ideal snowmaking temperatures, and favorable economic conditions. Unfortunately, the positive results in the East were offset by the continued effects of a fourth straight year of drought conditions in California and record-low snowfall in the Pacific West. By the end of 2015, the momentum had measurably shifted as the West began to experience improved skiing conditions due to the effects of an El Nino weather pattern, but the East experienced record-low snowfall and warmer than average temperatures, which made snowmaking at our resorts difficult.

I will now turn the call over to Tammy Tipton, CNL Lifestyle Properties’ Chief Financial Officer and Treasurer.

Estimated NAV Per Share Build-Up (Slide 12 – Tammy)

Thank you, John. Our board of directors estimated our net asset value to be approximately $992 million, broken down by major assets and liabilities, this includes approximately $1.085 billion in real estate value and $153 million in cash and other assets; offset by approximately $185 million in debt, and $27 million in accounts payable and other liabilities. We also chose to deduct $34 million in estimated transaction fees, closing costs and contingencies based on expected sales of our assets given where we are in the liquidity process.

Dividing our total net asset value by approximately 325 million shares outstanding as of Dec. 31, 2015, results in an estimated net asset value per share of $3.05.

Distributions (Slide 13 –Tammy)

For the year ended Dec. 31, 2015, we paid total distributions to shareholders of approximately $488 million, or $1.50 per share, inclusive of the $1.30 special cash distribution. As of March 10, 2016, there are no anticipated further reductions to the quarterly distributions; however, this may change based on the strategic alternatives process.

I would now like to turn the call back over to Steve Mauldin.

Strategies for Looking Ahead (Slide 14 – Steve)

As I mentioned previously, our efforts and actions over the past calendar year to provide liquidity to shareholders include the disposition of our joint venture interest in the Dallas Market Center; our entire portfolio of senior housing assets; four of our attractions properties; and our Mount Washington Bretton Woods resort property. The proceeds from these sales were used to repay approximately $682 million in senior unsecured notes and other debt obligations, plus return more than $488 million to shareholders via regular or special distributions.

We remain focused on working with great thoughtfulness and alacrity with our Board and advisors to identify and execute strategic liquidity alternatives for the balance of our portfolio. Discussions and negotiations are active and ongoing for the remainder of the portfolio, and we will look forward to sharing additional details as opportunities unfold and become definitive.

As we near the end of the Company’s life cycle, we remain committed to alignment with our shareholders. To this end, our advisor will continue to recognize the waiver and reduction of its advisory fees, made effective April 1, 2014, which includes the full elimination of all fees related to acquisitions, financings, performance, and dispositions; as well as the ongoing reduction in asset management fees.

For More Information (Slide 15 – Steve)

As I mentioned earlier, due to ongoing negotiation processes, we will not have a Question and Answer session on today’s call. Should you have any questions about the information we have discussed today, we encourage you to contact CNL Client Services at telephone number: 866-650-0650. We also intend to post this presentation on our website at CNLLifestyleREIT.com. We encourage you to review our Form 8-K filed with the SEC on Wednesday, March 16, 2016, which contains additional details on our estimated net asset value, our very thorough valuation process and other news shared today.

On behalf of our board of directors and entire management team I’d like to thank each of you for your time and interest today. Thank you very much – this concludes today’s call.